As filed with the Securities and Exchange Commission on August 29, 2000
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               ALTERA CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                         101 INNOVATION DRIVE                       77-0016691
 (State or Other Jurisdiction            SAN JOSE, CALIFORNIA  95134                (I.R.S. Employer
of Incorporation or Organization)              (408) 544-7000                    Identification Number)

                        (Address, including ZIP code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)

                                  RODNEY SMITH
                               PRESIDENT AND CHIEF
                                EXECUTIVE OFFICER
                               ALTERA CORPORATION
                              101 INNOVATION DRIVE
                           SAN JOSE, CALIFORNIA 95134
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

         C. WENDELL BERGERE, ESQ.                JUSTIN L. BASTIAN, ESQ.
            ALTERA CORPORATION                    COREY A. LEVENS, ESQ.
           101 INNOVATION DRIVE                  MORRISON & FOERSTER LLP
        SAN JOSE, CALIFORNIA 95134                 755 PAGE MILL ROAD
              (408) 544-7000                      PALO ALTO, CALIFORNIA
                                                       94304-1018
                                                     (650) 813-5600

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================

    TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM  PROPOSED MAXIMUM
         SECURITIES TO            AMOUNT TO BE     OFFERING PRICE      AGGREGATE            AMOUNT OF
         BE REGISTERED             REGISTERED       PER UNIT (1)   OFFERING PRICE (1)    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)      885,654         $63.53125       $55,381,052            $14,621
=========================================================================================================

(1) Estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market, Inc. on August 23, 2000, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
    SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 29, 2000


                               ALTERA CORPORATION
                         885,654 SHARES OF COMMON STOCK


        This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 885,654 shares of our common stock, par value $.001 per share. All 885,654 of these shares will be held by certain selling stockholders upon exchange of currently outstanding shares of stock of Altera Exchange Co., a wholly-owned subsidiary of Altera Holding Company Three, Inc., which is our indirect, wholly-owned subsidiary. These currently outstanding exchangeable shares of Altera Exchange Co. were issued in connection with our acquisition in two separate transactions of DesignPro Inc. and Right Track CAD Inc.

        We are registering these shares to provide the selling stockholders with freely tradable securities and to satisfy our contractual obligations. The registration of these shares does not necessarily mean that the selling stockholders will offer or sell the shares. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, at negotiated or fixed prices or for no consideration, from time to time.

        We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will bear all expenses of the offering of these shares, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders.

        Our common stock is listed on the Nasdaq National Market under the symbol "ALTR." On August 28, 2000, the last reported sale price for our common stock was $62.00 per share. Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134; telephone (408) 544-7000.

                                -----------------

        SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF OUR COMMON STOCK.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                 The date of this Prospectus is August 29, 2000

                               ------------------

NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES AND THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR SHARES ARE SOLD PURSUANT TO THIS PROSPECTUS ON A LATER DATE.

                                -----------------


                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----

PROSPECTUS SUMMARY.......................................................................   3
RISK FACTORS.............................................................................   4
USE OF PROCEEDS..........................................................................  12
SELLING STOCKHOLDERS.....................................................................  13
PLAN OF DISTRIBUTION.....................................................................  14
WHERE YOU CAN FIND MORE INFORMATION......................................................  15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................................  15
FORWARD-LOOKING STATEMENTS...............................................................  16
LEGAL MATTERS............................................................................  17
EXPERTS..................................................................................  17

                               PROSPECTUS SUMMARY
                                   The Company

        We design, manufacture and market programmable logic devices and associated development tools. Programmable logic devices are semiconductor integrated circuits that offer on-site programmability to customers using our proprietary software, which operates on personal computers and engineering workstations. Founded in 1983, we were the first supplier of complementary metal oxide semiconductor programmable logic devices and are currently a global leader in this market. We offer a broad line of complementary metal oxide semiconductor programmable logic devices that address high-speed, high-density and low power applications. Our products serve a wide range of markets, including telecommunications, data communications, electronic data processing and industrial applications.

                               Recent Development

        On July 13, 2000, we declared a two-for-one stock split in the form of a 100 percent stock dividend to holders of record of our common stock on July 26, 2000. Dividend shares were distributed to stockholders on August 10, 2000. All prior period share and income per share data have been retroactively restated to give effect to the stock split as follows (shares in thousands):


                                                Year ended December 31,
                              ---------------------------------------------------------------
                                 1995         1996         1997         1998         1999
                              -----------  -----------  -----------  -----------  -----------
INCOME PER SHARE:
  Basic                       $      0.25  $      0.31  $      0.38  $      0.41  $      0.57
                              ===========  ===========  ===========  ===========  ===========
  Diluted                     $      0.24  $      0.29  $      0.34  $      0.39  $      0.54
                              ===========  ===========  ===========  ===========  ===========
WEIGHTED AVERAGE SHARES:
  Basic                           346,500      349,624      354,100      373,972      396,158
                              ===========  ===========  ===========  ===========  ===========
  Diluted                         383,724      403,252      410,464      406,356      414,928
                              ===========  ===========  ===========  ===========  ===========

                                 Three Months Ended        Three Months Ended        Six Months Ended
                                     March 31,                   June 30,                June 30,
                              ------------------------  ------------------------  ------------------------
                                 2000         1999         2000         1999         2000         1999
                              -----------  -----------  -----------  -----------  -----------  -----------
INCOME PER SHARE:
  Basic                       $      0.19  $      0.12  $      0.25  $      0.13  $      0.44  $      0.25
                              ===========  ===========  ===========  ===========  ===========  ===========
  Diluted                     $      0.18  $      0.11  $      0.23  $      0.12  $      0.41  $      0.24
                              ===========  ===========  ===========  ===========  ===========  ===========
WEIGHTED AVERAGE SHARES:
  Basic                           398,538      391,732      397,636      395,066      398,088      393,398
                              ===========  ===========  ===========  ===========  ===========  ===========
  Diluted                         419,552      410,748      418,596      413,496      419,078      412,120
                              ===========  ===========  ===========  ===========  ===========  ===========

                                  RISK FACTORS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating your investment decision, you should carefully consider the discussion of risks and uncertainties below. An investment in our common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors in deciding whether to invest in our common stock.

OUR FINANCIAL RESULTS DEPEND ON OUR ABILITY TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY

The ASIC Segment:

        According to Dataquest, the complimentary metal oxide semiconductor ("CMOS") logic market consists of the following segments: Application specific integrated circuits ("ASICs"), standard logic, full custom devices and other forms of logic ICs, including chipsets. The ASIC segment is comprised of programmable logic, gate arrays and cell-based ICs (also referred to as standard cells). In a broad sense, all of these devices are indirectly competitive as they generally may be used in the same types of applications in electronic products. However, differences in cost, performance, density, flexibility, ease-of-use and time-to-market dictate the extent to which they may be directly competitive for particular applications. As programmable logic devices ("PLDs") have increased in density and performance and decreased in cost, they have become more directly competitive with other ASICs, especially gate arrays. With the introduction of our FLEX 10K family and new APEX 20K family, which are our highest density PLDs, along with our FLEX 6000 devices, which are designed and priced to be very competitive with lower density gate arrays, we seek to grow by directly competing with other companies in the ASIC segment. Many of the companies in the ASIC segment have substantially greater financial, technical and marketing resources than we do. There can be no assurance that we will be successful in competing in the ASIC segment of the CMOS logic market.

The Programmable Logic Sub-Segment:

        The principal factors of competition in the programmable logic sub-segment include the capability of software development tools and system-level functional programming blocks, product performance and features, quality and reliability, pricing, technical service and support, the ability to respond rapidly to technical innovation and customer service. We believe we compete favorably with respect to these factors and that our proprietary device architecture and our installed base of development systems with proprietary software may provide some competitive advantage. However, as is true of the semiconductor industry as a whole, the PLD sub-segment is intensely competitive and is characterized by rapid technological change, rapid rates of product obsolescence and price erosion resulting from both product obsolescence and price competition. All of these factors may influence our future operating results.

        We experience significant direct competition from a number of other companies which are in the programmable logic sub-segment. Our competition in this market sub-segment is from suppliers of products that are marketed as either field-programmable gate arrays ("FPGAs") or complex PLDs ("CPLDs").

        Companies that currently compete with us in our core business may have proprietary wafer manufacturing ability, preferred vendor status with many of our customers, extensive marketing power and name recognition, greater financial resources than us and other significant advantages over us. Additionally, the semiconductor industry as a whole includes many large domestic and foreign companies that have substantially greater financial, technical and marketing resources than we do. We expect that as the dollar volume of the programmable logic sub-segment grows, the attractiveness of this sub-segment to larger, more powerful competitors will continue to increase. Substantial direct or indirect competition could have a material adverse effect on our future sales and operating results.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DEFINE, DEVELOP AND SELL NEW
PRODUCTS

        As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. We continue to focus our efforts on the development of new programmable logic chips, related development software and hardware, and advanced semiconductor wafer fabrication processes. As a result of our research and development efforts, we have introduced a number of new PLD families, such as the FLEX 6000, FLEX 10KE, FLEX 10KA, MAX 3000A, MAX 7000A, MAX 7000B, APEX 20K and APEX 20KE device families. We have also redesigned a number of our products to accommodate our manufacture on new wafer fabrication processes. In 1999, we also released Quartus, our fourth generation software. Additionally, we typically release new versions of our proprietary software on a quarterly basis. However, there can be no assurance that we will accomplish our goals in the development and subsequent introduction of new products and manufacturing processes. Furthermore, there is no assurance that these products will achieve market acceptance, that the new manufacturing processes will be successful, or that the suppliers will provide us with the quality or quantity of wafers and materials that we require. We must continue to develop and introduce new products in a timely manner to help counter the industry's historical trend of declining prices as products mature. If we were unable to successfully define, develop and introduce competitive new products, and enhance our existing products, our future operating results would be adversely affected.

WE DEPEND ON INDEPENDENT FOUNDRIES, LOCATED PRIMARILY IN ASIA, FOR THE SUPPLY AND QUALITY OF OUR FINISHED SILICON WAFERS

        We do not directly manufacture our silicon wafers. Our wafers are produced using various semiconductor foundry wafer fabrication service providers. This enables us to take advantage of these suppliers' high volume economies of scale, as well as direct and more timely access to advancing process technology.

        We presently have our primary wafer supply arrangements with three semiconductor vendors: Sharp Corporation ("Sharp"), Taiwan Semiconductor Manufacturing Company ("TSMC"), and WaferTech, LLC ("WaferTech"), which is a joint venture formed with TSMC and several other partners. We may negotiate additional foundry contracts and establish other sources of wafer supply for our products as such arrangements become economically useful or technically necessary. Although there are a number of new state-of-the-art wafer fabrication facilities currently under construction around the world, semiconductor foundry capacity can become limited quickly and without much notice. Furthermore, since only newer fabrication or substantially retrofitted facilities are able to manufacture wafers that incorporate leading edge technologies, any significant decrease in capacity of our current foundries would have a material adverse effect on our ability to obtain wafer supply for our newer products. Accordingly, there can be no assurance that any shortage in foundry manufacturing capacity will not result in production problems for us in the future.

        We depend upon our foundry vendors to produce wafers at acceptable yields and to deliver them to us in a timely manner. The manufacture of advanced CMOS semiconductor wafers is a highly complex process, and we have from time to time experienced difficulties in obtaining acceptable yields and timely deliveries from our suppliers. Good production yields are particularly important to our business, including our ability to meet our customers' demand for products and to maintain profit margins. Wafer production yields are dependent on a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. As is common in the semiconductor industry, we have experienced and expect to experience production yield problems from time to time. Difficulties in production yields can often occur when we begin production of new products or transition to new processes. These difficulties can potentially result in significantly higher costs and lower product availability. Management expects to continue to introduce new and established products using new process technologies and may encounter similar start-up difficulties during the transition to such process technologies.

        Further, production throughput times vary considerably among our wafer suppliers, and we may experience delays from time to time in processing some of our products which also may result in higher costs and lower product availability. We expect that, as is customary in the semiconductor business, in order to maintain or enhance our competitive position, we will continue to convert our fabrication process arrangements to larger wafer sizes and smaller circuit geometries, to more advanced process technologies or to new suppliers. Such conversions entail inherent technological risks that can adversely affect yields, costs and delivery lead time.

        The risks described above also apply to WaferTech, a joint venture we have formed. See "--We Have Minimum Wafer Purchase Obligations and Are Obligated to Guarantee a Pro Rata Share of the Debt of a Joint Venture We Formed With Several Partners".

        Although our wafer fabrication subcontractors have not recently experienced any serious work stoppages, the economic, social and political situations in countries where certain subcontractors are located are unpredictable and can be volatile. Any political strife, prolonged work stoppages or other inability of our foundries to manufacture our silicon wafers would have a material adverse effect on our operating results. Furthermore, economic risks, such as extreme currency fluctuations, adverse changes in tax laws, tariff or freight rates or interruptions in air transportation, could have a material adverse effect on our operating results. Finally, natural or man-made disasters could have a severe negative impact on our operating capabilities. For example, in September 1999 a major earthquake struck Taiwan resulting in widespread physical damage and loss of life. The earthquake halted wafer fabrication production at our primary vendor, TSMC, for several days and then only limited production began. It was nearly two weeks before full production resumed and additionally some portion of the inventory in the production process was scrapped as a result of damage incurred during the earthquake. If, for any reason, we were required to seek alternative sources of supply, shipments could be delayed significantly while such alternative sources are qualified for volume production, and any significant delay could have a material adverse effect on our operating results.

WE DEPEND ON INDEPENDENT SUBCONTRACTORS FOR THE ASSEMBLY AND TESTING OF OUR SEMICONDUCTOR PRODUCTS

        After wafer manufacturing is completed, wafers are then shipped to various Asian assembly suppliers, where good die are separated into individual chips that are then encapsulated in ceramic or plastic packages. As is the case with our wafer supply business, we employ a number of independent suppliers for assembly purposes. This enables us to take advantage of subcontractor high volume manufacturing, related cost savings, speed and supply flexibility. It also provides us with timely access to cost-effective advanced process and package technologies. We purchase almost all of our assembly services from ASAT (Hong Kong), ASE (Malaysia) and AMKOR (Korea and the Philippines).

        Following assembly, each of the packaged units receives final testing, marking and inspection prior to shipment to customers. We obtain almost all of our final test and back-end operation services from ASE, AMKOR and ASAT. Final testing by these assembly suppliers is accomplished through the use of our proprietary test software and hardware, which is consigned to or owned by such suppliers and/or third-party commercial testers. These suppliers also handle shipment of the products to our customers.

        Although our assembly and other subcontractors have not recently experienced any serious work stoppages, the economic, social and political situations in countries where certain subcontractors are located are unpredictable and can be volatile. Any political strife, prolonged work stoppages or other inability to manufacture and assemble our products would have a material adverse effect on our operating results. Furthermore, economic risks, such as extreme currency fluctuations, adverse changes in tax laws, tariff or freight rates or interruptions in air transportation, could have a material adverse effect on our operating results.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND MAY FACE SIGNIFICANT FUTURE LITIGATION EXPENSES

        We own numerous United States patents and have additional pending United States patent applications on our semiconductor products. We also have technology licensing agreements with Vantis Corporation ("Vantis"), Cypress Semiconductor Corporation and Intel Corporation, giving us royalty-free rights to design, manufacture and package products using certain patents they control.

        Although our patents and patent applications may have value in discouraging competitive entry into our market segment, and we believe that our current licenses will assist us in developing additional products, there can be no assurance that any valuable new patents will be granted to us, that our patents will provide meaningful protection from competition or that any additional products will be developed based on any of the licenses that we currently hold. We believe that our future success will depend primarily upon the technical competence and creative skills of our personnel, rather than on our patents, licenses, or other proprietary rights.

        In the future, we may decide to incur litigation expenses to enforce our intellectual property rights against third parties. There is no assurance that any such litigation would be successful or that our patents would be upheld if challenged.

        In the normal course of business, we from time to time receive and make inquiries with respect to possible patent infringements. As a result of inquiries received from third parties, it may be necessary or desirable for us to obtain additional licenses relating to one or more of our current or future products. There can be no assurance that such additional licenses could be obtained, and, if obtainable, could be obtained on conditions which would not have a material adverse effect on our operating results. In addition, if patent litigation ensued, there can be no assurance that these third parties would not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of one or more of our product families.

THE RESULTS OF PRESENT LITIGATION COULD ADVERSELY AFFECT OUR OPERATING RESULTS

        We are a party to lawsuits and may in the future become a party to lawsuits involving various types of claims, including, but not limited to, unfair competition and intellectual property matters. Legal proceedings tend to be unpredictable and costly and may be affected by events outside of our control. There is no assurance that litigation will not have an adverse effect on our financial position or results of operations. Our major litigation matters as of June 30, 2000 are described below.

        In June 1993, Xilinx, Inc. ("Xilinx") brought suit against us seeking monetary damages and injunctive relief based on our alleged infringement of certain patents held by Xilinx. In June 1993, we brought suit against Xilinx, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of certain patents held by us. In April 1995, we filed a separate lawsuit against Xilinx in Delaware, Xilinx's state of incorporation, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of one of our patents. In May 1995,


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

Xilinx counter-claimed against us in Delaware, asserting defenses and seeking monetary damages and injunctive relief based on our alleged infringement of certain patents held by Xilinx. Subsequently, the Delaware case has been transferred to California. In October 1998, both parties filed motions for summary judgment with respect to certain issues in the first two cases regarding infringement or non-infringement and validity or invalidity of the patents at issue in the respective cases. In October 1999 - December 1999, the Court ruled on the motions. In the Xilinx suit, the Court ruled that one of Xilinx's claims is invalid and another claim was withdrawn. The Court also ruled that issues of infringement and validity on the remaining claims are subject to trial which has been re-scheduled to begin October 5, 2000. In our suit, the Court granted that one of our patents is invalid, granted that one patent is not infringed, and granted another patent is not literally infringed but denied non-infringement under doctrine of equivalence. The Court also ordered that the parties engage in mediation, which began February 24, 2000; although no substantial progress to resolution has been made, mediation is continuing. Due to the nature of the litigation with Xilinx and because the lawsuits are still in the pre-trial stage, our management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that Xilinx will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of our products, including but not limited to MAX 7000, FLEX 8000 or MAX 9000 families of products, or succeed in invalidating our other patents. Although no assurances can be given as to the results of these cases, we believe that we have meritorious defenses to the claims asserted in the Xilinx suit and intend to defend ourself vigorously in this matter.

        In May 2000, we brought a new suit against Xilinx, seeking monetary damages and injunctive relief based on Xilinx's alleged infringement of certain patents held by us. In July 2000, Xilinx filed a counterclaim against us alleging infringement of certain patents held by Xilinx. The Court has issued an order setting the claim construction hearing for December 6 and 7, 2000. Due to the nature of the litigation with Xilinx and because the lawsuit is still in the pre-trial stage, our management cannot estimate the total expenses, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the counterclaim allegations. Although no assurances can be given as to the results of this case, we intend to defend ourself vigorously in this matter.

        In August 1994, Advanced Micro Devices, Inc. ("AMD") brought suit against the Company seeking monetary damages and injunctive relief based on our alleged infringement of certain patents held by AMD. In September 1994, we answered the complaint asserting that we are licensed to use the patents which AMD claims are infringed and filed a counterclaim against AMD alleging infringement of certain patents held by us. In October 1997, upon completion of trials bifurcated from the infringement claims, the District Court ruled that we are licensed under all patents asserted by AMD in the suit. In December 1997, AMD filed a Notice of Appeal of the District Court's rulings. In April 1999, the Federal Circuit Court ruled in AMD's favor on its appeal, finding that we are not licensed to AMD's patents, and remanded the case back to the District Court for further proceedings. In 1999, Lattice Corporation ("Lattice") entered into an agreement with AMD which includes assuming both the claims against the Company and the claims against AMD and has replaced AMD in the suit with Vantis, a wholly owned subsidiary of Lattice. Due to the nature of the litigation, our management cannot estimate the total expense, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the allegations. Management cannot ensure that Lattice will not succeed in obtaining significant monetary damages or an injunction against the manufacture and sale of the Classic, MAX 7000, FLEX 8000, MAX 9000 and FLEX 10K product families, or succeed in invalidating any of our patents remaining in the suit. Although no assurances can be given as to the results of this case, we intend to defend ourself vigorously in this matter.

        In May 2000, we brought a new suit against Lattice seeking monetary damages and injunctive relief based on Lattice's alleged infringement of certain patents held by us. In July 2000, Lattice filed a counterclaim against us alleging infringement of certain patents held by Lattice. Due to the nature of the litigation with Lattice and because the lawsuit is still in the pre-trial stage, our management cannot estimate the total expenses, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the counterclaim allegations. Although no assurances can be given as to the results of this case, we intend to defend ourself vigorously in this matter.

        In November 1999, we filed suit against Clear Logic Inc. ("Clear Logic") alleging that Clear Logic is unlawfully appropriating our registered mask work technology in violation of the federal mask work statute and that Clear Logic has unlawfully interfered with our relationships and contracts with our customers. The lawsuit seeks compensatory and punitive damages and an injunction to stop Clear Logic from unlawfully using our mask work technology and from interfering with our customers. Clear Logic has answered the complaint by denying that it is infringing our mask work technology and denying that it has unlawfully interfered with our relationships and contracts with our customers. Clear Logic has also filed a counterclaim against us for unfair competition under California law alleging that we have made false statements to our customers regarding Clear Logic. Due to the nature of the litigation with Clear Logic and because the lawsuit is still in the pre-trial stage, our management cannot estimate the total expenses, the possible loss, if any, or the range of loss that may ultimately be incurred in connection with the counterclaim allegations. Although no assurances can be given as to the results of this case, we intend to defend ourself vigorously in this matter.

WE HAVE MINIMUM WAFER PURCHASE OBLIGATIONS AND ARE OBLIGATED TO GUARANTEE A PRO RATA SHARE OF THE DEBT OF A JOINT VENTURE WE FORMED WITH SEVERAL PARTNERS

        In June 1996, we formed WaferTech with TSMC and several other partners to build and operate a wafer manufacturing plant in Camas, Washington. In return for a $140.4 million cash investment, we received an 18% equity ownership in the joint-venture company and certain rights and obligations to procure output from the foundry at market prices. In January 1999, we purchased from another joint venture partner, Analog Devices Inc., an additional 5% equity ownership interest in WaferTech for approximately $37.5 million. This further investment in WaferTech provides us with additional rights and obligations to future foundry output. In October 1999, we made a $23.0 million cash investment in WaferTech, which did not change our ownership interests in WaferTech or our rights and obligations to future foundry output. We also have an obligation to guarantee a pro rata share of debt incurred by WaferTech up to a maximum of $45 million. In May 1998, WaferTech secured a loan facility of up to $350 million which was subsequently reduced to $225 million in December 1998. This facility was increased to $350 million in 1999. To date, we have not been called upon to guarantee this or any other debt incurred by WaferTech. WaferTech began its initial wafer production shipments in October 1998. Based on WaferTech's production projections, we believe that we will meet our minimum purchase obligations from WaferTech through at least 2000. There can be no assurance that WaferTech will remain sufficiently capitalized or on schedule with its production projections, and WaferTech's failure to do so could have a material adverse effect on our future operating results.

OUR FINANCIAL RESULTS ARE AFFECTED BY THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY

        The semiconductor industry is highly cyclical. In the past, the semiconductor industry has been subject to significant downturns as a result of diminished demand for semiconductor products, general reductions in semiconductor inventory levels by customers, excess production capacity, and accelerated declines in average selling prices. If these or other conditions in the semiconductor industry occur in the future, there could be an adverse effect on our operating results.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE

        Our quarterly operating results may fluctuate in the future as a result of a number of factors, including the cyclical nature of the semiconductor industry, the cyclical nature of demand for our customers' products, general economic conditions in the countries where we sell our products, price competition, the timing of our and our competitors' new product introductions, product obsolescence, the scheduling, rescheduling and cancellation of large orders by our customers, our ability to develop new process technologies and achieve volume production at the foundries of TSMC, Sharp or WaferTech, changes in manufacturing yields, adverse movements in exchange rates, interest rates or tax rates, and the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

OUR STOCK PRICE MAY BE SUBJECT TO SIGNIFICANT VOLATILITY

        In recent years, the stock market has experienced extreme price volatility and the price of our common stock has been subject to wide fluctuations. The overall stock market, the prices of semiconductor stocks in general and the price of our stock may continue to fluctuate greatly. We believe that factors such as quarter-to-quarter variances in financial results, announcements of new products, new orders and order rate variations by us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, the stock prices for many high technology companies experience large fluctuations, which are often unrelated to the operating performance of the specific companies. Broad market fluctuations, as well as general economic conditions such as a recessionary period or high interest rates, may adversely affect the market price of our common stock.

WE DEPEND ON INTERNATIONAL SALES FOR A SIGNIFICANT PORTION OF OUR REVENUE

        During each of the last three years, international sales constituted nearly half of our total sales. Through June 30, 2000, all international sales were denominated in U.S. dollars. Our international sales are subject to those risks common to all international activities, including governmental regulation, possible imposition of tariffs or other trade barriers and currency fluctuations.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY COMPETE WITH OTHER TECHNOLOGY FIRMS IN ATTRACTING AND RETAINING KEY TECHNICAL AND MANAGEMENT PERSONNEL

        Our future success is dependent in large part upon the continued service of our key management, technical, sales and support employees and on our ability to continue to attract and retain additional qualified employees. The competition for such employees is intense and the loss of key employees could have an adverse effect on our operating results.


                                 USE OF PROCEEDS

        Because the shares of our common stock offered hereunder will be issued upon exchange of the exchangeable shares of Altera Exchange Co., none of which will be held by us, we will receive no proceeds upon such issuance. This registration statement is intended to satisfy certain of our obligations under our agreements with DesignPro Inc. and Right Track CAD Inc. Under those agreements, we have agreed to pay the expenses of registration of these shares under federal and state securities laws.

                              SELLING STOCKHOLDERS

        The following table provides the aggregate number and percentage of shares of our common stock beneficially owned by the selling stockholders of DesignPro Inc. and Right Track CAD Inc., listed separately as a group, prior to the offering or offerings and upon completion of the offering or offerings pursuant to this prospectus, assuming (a) each selling stockholder who owns shares of Altera Exchange Co. exchanges those shares for shares of our common stock and (b) each selling stockholder sells all of his, her or its shares of our common stock to which the prospectus relates. Because the selling stockholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that will ultimately be offered pursuant to this prospectus or that will be owned by each selling stockholder after the offering or offerings have been completed. No selling stockholder beneficially owns one percent (1%) or greater of our outstanding common stock. As of August 23, 2000, there were 398,543,965 shares of our common stock issued and outstanding. None of the selling stockholders has held a position or office or had a material relationship with us or our affiliates within the past three years other than employment relationships of certain selling stockholders with two of our Canadian subsidiaries and other than as a result of the ownership of Altera Exchange Co. stock.

                          BENEFICIAL OWNERSHIP PRIOR                  BENEFICIAL OWNERSHIP AFTER
                                  TO OFFERING                                THE OFFERING
                          --------------------------                  --------------------------
                                                        NUMBER OF
                                         PERCENTAGE       SHARES                     PERCENTAGE
                           NUMBER OF     OF SHARES       OFFERED       NUMBER OF     OF SHARES
COMPANY                     SHARES       OUTSTANDING      HEREBY        SHARES       OUTSTANDING
-------                   ----------     -----------    ---------     ----------     -----------
DesignPro Inc.              220,896           *          220,896        220,896          *
Stockholders

Right Track CAD Inc.        664,758           *          664,758        664,758          *
Stockholders

---------
* Less than 1%.

                              PLAN OF DISTRIBUTION

        This prospectus relates to the possible offer and sale from time to time by certain of the selling stockholders of up to an aggregate of 885,654 shares of our common stock if and to the extent they exchange their shares of stock of Altera Exchange Co. for our shares of common stock. These shares were issued in connection with our acquisition in two separate transactions of DesignPro Inc. and Right Track CAD Inc. This prospectus has been prepared in connection with registering these shares to allow for sales of these shares by the applicable selling stockholders to the public. We have registered the shares for sale pursuant to the terms of the respective acquisition agreements, but registration of these shares does not necessarily mean that any of these shares will be offered and sold by the holders thereof.

        We will not receive any proceeds from the issuance of the shares of common stock to the selling stockholders or from the sale of the shares by the selling stockholders, but we have agreed to pay all expenses of the offering of the shares (except that the selling stockholders will pay any applicable underwriting fees, discounts, or commission and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders). The selling stockholders may from time to time sell the shares directly to purchasers. Alternatively, the selling stockholders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of the shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

        In connection with distribution of the shares of common stock covered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short and deliver the common stock to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares.

        The selling stockholders may transfer the shares to a donee and any donee would become a selling stockholder under this prospectus. The selling stockholders also may loan or pledge the shares. If a selling stockholder defaults on a loan secured by the shares, the pledgee could obtain ownership of the shares and would then become a selling stockholder under this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file with the SEC at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov) and through which our filings are available.

        We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we have filed or will file with the SEC:

        - Annual Reports on Form 10-K, Form 10-K/A (Amendment No. 1) and Form 10-K/A (Amendment No. 2) for the year ended December 31, 1999, filed with the SEC on March 24, 2000, March 29, 2000, and August 11, 2000, respectively, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

        - Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, pursuant to Section 13(a) of the Exchange Act;

        - the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 18, 1988, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description; and

        - all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attention: Secretary (408/544-7000).

                           FORWARD-LOOKING STATEMENTS

        This prospectus, as well as the documents incorporated by reference into this prospectus, include "Forward-Looking Statements." All statements other than statements of historical fact are "Forward-Looking Statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, Forward-Looking Statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although Altera believes that the expectations reflected in the Forward-Looking Statements contained herein are reasonable, there can be no assurance that such expectations or any of the Forward-Looking Statements will prove to be correct, and actual results could differ materially from those projected or assumed in the Forward-Looking Statements. Future financial condition and results of operations, as well as any Forward-Looking Statements, are subject to inherent risks and uncertainties, including but not limited to the factors described under "Risk Factors" beginning on page 4 and the reasons described elsewhere in this prospectus. All Forward-Looking Statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such Forward-Looking Statement or reason why actual results might differ.

                                  LEGAL MATTERS

        Morrison & Foerster LLP, Palo Alto, California will issue an opinion to us regarding certain matters of Delaware law.


                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Altera Corporation for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses relating to the registration of the securities will be borne by the Registrant. These expenses are set forth in the table below. All amounts are estimates except the Securities Act registration fee. The selling stockholders will not be paying for any of these expenses.

Securities Act Registration Fee..................................................     $14,621.00
Accounting Fees and Expenses.....................................................      10,000.00
Legal Fees and Expenses .........................................................      30,000.00
Miscellaneous Expenses...........................................................       5,379.00
                                                                                      ----------
Total............................................................................     $60,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide for mandatory indemnification of its directors, executive officers, employees and agents, to the fullest extent permissible under Delaware law.

        The Registrant's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the securities laws or state or federal environmental laws. The Registrant maintains a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16.  EXHIBITS

        See documents listed in the Exhibit Index for a list of documents that are filed as part of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 28, 2000.

                                        ALTERA CORPORATION

                                        By:  /s/  Nathan M. Sarkisian
                                             -----------------------------------
                                                  Nathan M. Sarkisian,
                                                  Senior Vice President and
                                                  Chief Financial Officer


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney Smith and Nathan M. Sarkisian, and each of them, as his attorney-in-fact, each with the power of substitution, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                              Title                             Date
            ---------                              -----                             ----

/s/ Rodney Smith                     President, Chief Executive Officer         August 28, 2000
------------------------------       (Principal Executive Officer) and
Rodney Smith                         Chairman of the Board of Directors

/s/ Nathan M. Sarkisian              Senior Vice President and Chief            August 28, 2000
------------------------------       Financial Officer (Principal Financial
Nathan M. Sarkisian                  and Accounting Officer)

/s/ Charles M. Clough                Director                                   August 28, 2000
------------------------------
Charles M. Clough

/s/ Michael A. Ellison               Director                                   August 28, 2000
------------------------------
Michael A. Ellison

            Signature                              Title                             Date
            ---------                              -----                             ----
/s/ Paul Newhagen                    Director                                   August 28, 2000
------------------------------
Paul Newhagen

                                     Director
------------------------------
Robert W. Reed

/s/ Deborah D. Reiman                Director                                   August 28, 2000
------------------------------
Deborah D. Reiman

/s/ William E. Terry                 Director                                   August 28, 2000
------------------------------
William E. Terry

                                  EXHIBIT INDEX

EXHIBIT NUMBER    DESCRIPTION
--------------    -----------

    4.1 Specimen copy of certificate for shares of Common Stock of the Registrant.(1)

    5.1           Opinion of Morrison & Foerster LLP.

   23.1           Consent of PricewaterhouseCoopers LLP.

   23.2           Consent of Counsel (included in Exhibit 5.1).

   24.1           Power of Attorney (included on signature page).

(1) Incorporated by reference to identically numbered exhibit filed in response to Item 14(a), "Exhibits," of the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1997.